FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS THIRD QUARTER RESULTS

NAPLES, FL. November 16, 2009 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss before dividends and discount accretion on preferred stock for the three months ended September 30, 2009 of $8.1 million compared to a net loss of $4.9 million for the second quarter of 2009 and $2.2 million for the third quarter of 2008. The net loss allocated to common shareholders was $8.7 million, or $0.59 per share for the current quarter, compared to a net loss of $0.37 per share for the second quarter of 2009 and $0.15 for the comparable 2008 quarter. The net loss for the third quarter was primarily due to the provision for loan losses of $14.8 million.

TIB Financial reported total assets of $1.72 billion as of September 30, 2009, an increase of 7% from December 31, 2008. Total loans remained relatively flat at $1.23 billion compared to $1.22 billion at December 31, 2008 as growth in the commercial loan and residential loan portfolios offset a $26.2 million, or 32%, decline in indirect auto loans and a $32.7 million, or 22%, decline in construction and land loans. Total deposits of $1.33 billion as of September 30, 2009 increased $198.0 million, or 17%, from December 31, 2008 due principally to the assumption of approximately $317 million of deposits and the operations of nine branches of the former Riverside Bank of the Gulf Coast from the FDIC in February 2009.

“We continue to focus on managing through this challenging and turbulent business cycle and are beginning to see signs of economic improvement on a national and local basis. These improvements include increases in residential real estate unit transaction volumes in our markets over the last 18 months with increasing liquidity in these markets. We are generating increasing momentum in our problem loan resolutions with several large problem loans foreclosed and progressing towards disposal and several other properties sold during the quarter. However, the operating and economic environment in our markets continues to be challenging with high levels of unemployment impacting economic activity and borrowers continuing to struggle. We continue to reinvest the proceeds provided from the assumption of the deposits of the former Riverside Bank of the Gulf Coast into quality loans generated through our relationship based approach. We have retained 86% of these deposits and the full integration of operations at the end of the second quarter is reflected in lower operating costs this quarter and is contributing to both an improving net interest margin and operating results. Additionally, we received approval for and completed the legal merger and information system conversion of our Bank of Venice subsidiary into TIB Bank. This merger will provide further operational cost savings and improve product availability for our Sarasota County customers,” said Thomas J. Longe, Chief Executive Officer and President.

 “We are continuing to monitor our loan portfolio closely, aggressively moving to resolve our nonperforming assets and working closely with our customers to restructure their obligations when prudent,” continued Longe.

Significant other developments are outlined below.

  The net interest margin increased 8 basis points to 2.86% during the quarter in comparison to 2.78% in the second quarter due primarily to the investment strategy related to the acquired Riverside deposits and the continued reduction of the interest cost of our deposits and other funding. The net interest margin continues to be adversely impacted by the level of non-accrual loans and nonperforming assets, which reduced the margin by approximately 25 basis points during the quarter. We continue to maintain a higher level of short-term investments in light of the continuing economic stress and elevated volatility of financial markets, which also reduced the margin.
  We continue to focus on relationship-based lending and generated approximately $10 million of new commercial loans and originated $37 million of residential mortgages during the period.
  Under challenging and volatile financial market conditions, Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management to $144 million as of quarter end.
  With respect to the Riverside transaction, during the third quarter, we have retained approximately 86% of the core deposits assumed, while maintaining the attractive mix and reducing the interest cost of the deposit base. We further reduced operating expenses by over $700,000 compared to the second quarter.
   At the end of the quarter, we completed the merger of The Bank of Venice into TIB Bank, integrated its operations and converted its information system.
  Our indirect auto loan portfolio declined $7.4 million, or 12%, during the quarter to $55.8 million, or 5% of total loans. Non-performing loans in this business segment decreased to $1.2 million in comparison to $1.3 million at June 30, 2009 and charge-offs during the quarter remained relatively constant at $1.8 million compared to the second quarter. Additionally, total delinquency of indirect auto loans was relatively unchanged from the second quarter.

Credit Quality
Total nonaccrual loans increased by $4.4 million during the quarter to $66.2 million. Excluding indirect and consumer loans, approximately $30.8 million of loans were placed on nonaccrual during the quarter. Partially offsetting this increase were $4.5 million of net loan principal paid down and loans returned to accrual status, $6.2 million of loans charged-down and $15.5 million of loans foreclosed and transferred to other real estate owned.

In response to the increase in non-performing loans, declines in collateral values of other nonperforming and impaired loans, further contraction of economic activity in our local markets and increased net charge-offs, the third quarter results include a provision for loan losses of $14.8 million. Total net charge-offs were $8.1 million and include $4.0 million of charge-downs to updated net realizable value for the $15.5 million of loans foreclosed and transferred to OREO. The reserve for loan losses increased 26% to $32.1 million and amounted to 2.61% of loans at September 30, 2009.

Loans classified as nonaccrual during the quarter had the following impact on the provision and allowance for loan losses:

  two residential housing developer loan relationships, totaling $6.7 million, were reviewed and we determined that, based upon the most recent appraisals available, no specific reserves were deemed necessary at this time (one of these relationships was paid down by $2.5 million in October due to the sale of a house partially collateralizing the loan);
  one residential housing developer loan relationship, totaling $6.9 million, was reviewed and required a provision and specific reserve allocation of $502,000;
  two loans, one collateralized by a hotel and the other collateralized by a mixed use residential/retail building in southwest Florida, totaling $7.8 million, for which we provided additional reserves of $618,000 during the quarter resulting in allocated specific reserves of $2.0 million; and
  numerous smaller loans, primarily collateralized by commercial and residential real estate totaling $9.5 million, for which we provided additional reserves of $1.7 million during the quarter resulting in allocated specific reserves of $2.1 million.

Additionally, $7.5 million of the provision for loan losses during the quarter was allocated to increase reserves on other nonaccrual and impaired loans in the current quarter. Such allocations were largely due to loans classified as impaired and our procedures of periodically updating appraisals on nonaccrual and impaired loans. In the aggregate, these allocations resulted in an increase of the ratio of the allowance for loan losses to nonperforming loans to 48%, as of September 30, 2009, from 41% as of June 30, 2009.

The reappraisal of $15.5 million of loans at the time of transfer to OREO in the quarter resulted in aggregate charge-downs of $4.0 million and net of the specific reserves of $1.1 million, resulted in an additional provision for loan losses of $2.9 million.

Detailed Financial Discussion
The higher net loss, before the preferred dividend, for the third quarter of 2009 compared to the net loss for the third quarter of 2008 was due to the higher provision for loan losses and non-interest expenses and was partially offset by higher non-interest income. TIB Financial’s results of operations during 2009 include the operations of nine former branches of Riverside Bank of the Gulf Coast subsequent to their assumption on February 13, 2009.

Our provision for loan losses of $14.8 million reflects net charge-offs of $8.1 million. As of September 30, 2009, non-performing loans were $66.2 million or 5.39% of loans, an increase from the $61.8 million and 4.99% of loans as of June 30, 2009.

The allowance for loan losses increased 26% to $32.1 million, comprising 2.61% of total loans. Net charge-offs during the quarter increased to 2.58% of average loans on an annualized basis compared to 1.89% for the prior quarter and reflect the $3.8 million aggregate charge-down of two development loans foreclosed and transferred to other real estate owned (OREO). The loans, one for the development of commercial land in Southwest Florida, originally a $13.5 million loan and the second, originally a $5.7 million loan for six completed condominium units in the Florida Keys, are now carried in OREO at $9.1 million and $4.9 million, respectively. These properties were recorded as other real estate owned based upon appraisal values as of the dates of their respective foreclosures and resulted in an additional provision for loan losses of $2.8 million during the quarter.

The tax equivalent net interest margin of 2.86% for the three months ended September 30, 2009 increased in comparison with the 2.78% net interest margin reported during the second quarter of 2009.  The increase is primarily due to the impact of investment of the proceeds provided by the acquisition of the deposits and operations of nine former Riverside Bank of the Gulf Coast branches, the continued reduction in the interest cost of our deposits and other funding and partly offset by the higher level of non-performing loans and assets during the third quarter. The average interest cost of interest bearing deposits declined to 2.20% in the third quarter from 2.33% in the second quarter.

As a result of the Riverside transaction, our investment securities as a percentage of earning assets have increased. These short-term and intermediate term investments, mostly US agency mortgage backed securities, are intended to maintain available liquidity to redeploy as loans to local consumers and businesses. This higher level of lower yielding short-term liquid assets and intermediate term investment securities has reduced the net interest margin but had a more significant negative effect during the first quarter of 2009 and a slightly positive effect in the second quarter. We estimate that the assumption of the Riverside deposits and the initial investment of the significant cash proceeds generated a net reduction of net interest income during the first quarter because the interest cost of the deposits exceeded the yield of the initial investments made. As a result of our repricing of a portion of the assumed deposits, the reduction of wholesale funding of $114 million in March, $38 million in the second quarter and $18 million in the third quarter and the income from our investment strategy, the Riverside transaction contributed to net interest income in the third quarter.

Excluding net gains (losses) on investment securities, non-interest income was $3.5 million in the third quarter of 2009 compared to $1.6 million for the third quarter last year. Included in non-interest income in the current quarter was a $1.2 million gain from the settlement of the life insurance policy covering a former employee. Higher deposit service charges, fees from the origination and sale of residential mortgages in the secondary market and investment advisory fees also contributed to the increase in non-interest income. The former Riverside operations contributed approximately $415,000 of non-interest income during the period. Net gains from the sale of investment securities were $1.1 million in the third quarter compared to a net loss from investment security transactions of $126,000 in the prior year quarter.

During the third quarter of 2009, non-interest expense increased $3.2 million, or 27%, to $15.2 million compared to $12.0 million for the third quarter of 2008. Of this increase, $1.4 million is attributed to the assumed former Riverside operations and includes $254,000 of amortization of intangible assets. Excluding the impact of the FDIC’s insurance special assessment, we were able to reduce these operating costs by approximately $700,000 in the third quarter, in comparison to the second quarter of 2009. Excluding the effect of the former Riverside operations, FDIC insurance costs increased $358,000 due to higher deposit insurance premium rates and growth of deposits, $223,000 of information systems conversion costs were incurred in merging the operations of The Bank of Venice, OREO write-downs and expenses increased $627,000 due to higher levels of foreclosed assets and legal costs increased $264,000 due to the higher level of non-performing assets.  Salaries and employee benefits costs in the third quarter of 2009 included $278,000 of severance costs, $136,000 of increased employee medical insurance benefits costs, $187,000 of increased compensation related to higher residential mortgage production and other broader goal based incentive compensation awards. The addition of new positions to manage the higher level of problem assets combined with merit adjustments for certain employees resulted in approximately $137,000 of increased compensation related expenses compared to the third quarter of the prior year.

During the third quarter of 2009, the Board of Directors of TIB Financial Corp. declared a 1% stock dividend which was distributed on October 10, 2009 to all TIB Financial Corp. common shareholders of record as of September 30, 2009.  The Board of Directors will continue to evaluate our dividend policy in light of current and expected trends in our financial performance and financial condition.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $144 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
Interest and dividend income	$20,327	$20,858	$20,822	$21,223	$22,242
Interest expense	8,564	9,164	10,065	10,504	10,566
NET INTEREST INCOME	11,763	11,694	10,757	10,719	11,676

Provision for loan losses	14,756	5,763	5,309	15,101	4,768

NON-INTEREST INCOME:
Service charges on deposit accounts	988	1,202	966	750	747
Fees on mortgage loans sold	340	318	115	154	176
Investment securities gain (loss), net	1,127	95	596	(4,221)	(126)
Investment advisory and trust fees	279	228	193	141	153
Gain on bank owned life insurance policy	1,186	-	-	-	-
Other income	679	489	509	421	497
Total non-interest income	4,599	2,332	2,379	(2,755)	1,447

NON-INTEREST EXPENSE:
Salaries & employee benefits	7,288	7,068	7,380	6,078	6,045
Net occupancy expense	2,365	2,438	2,152	2,168	2,171
Other expense	5,541	6,652	3,835	5,866	3,770
Total non-interest expense	15,194	16,158	13,367	14,112	11,986

Loss before income taxes	(13,588)	(7,895)	(5,540)	(21,249)	(3,631)
Income tax benefit	(5,491)	(3,008)	(2,082)	(7,994)	(1,435)
NET LOSS	$(8,097)	$(4,887)	$(3,458)	$(13,255)	$(2,196)
Dividends earned by preferred shareholders and discount accretion	650	650	708	165	-
Net loss allocated to common shareholders	$(8,747)	$(5,537)	$(4,166)	$(13,420)	$(2,196)

NET LOSS PER COMMON SHARE:	$(0.59)	$(0.37)	$(0.28)	$(0.91)	$(0.15)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	September 30, 2009		June 30, 2009		March 31, 2009		December 31, 2008		September 30, 2008
Real estate mortgage loans:
Commercial	$683,828		$683,763		$666,780		$658,516		$666,263
Residential	240,485		222,260		213,037		205,062		191,132
Farmland	13,346		13,497		13,438		13,441		13,541
Construction and vacant land	114,613		139,425		142,175		147,309		155,465
Commercial and agricultural loans	71,789		67,214		65,723		71,352		65,987
Indirect auto loans	55,805		63,243		71,868		82,028		91,639
Home equity loans	38,056		38,100		34,325		34,062		30,141
Other consumer loans	10,305		10,854		11,245		11,549		11,291
Total loans	$1,228,227		$1,238,356		$1,218,591		$1,223,319		$1,225,459

Gross loans	$1,229,631		$1,239,711		$1,220,073		$1,224,975		$1,227,181

Net loan charge-offs	$8,086		$5,805		$3,604		$9,353		$3,360
Allowance for loan losses	$32,115		$25,446		$25,488		$23,783		$18,035
Allowance for loan losses/total loans	2.61%		2.05%		2.09%		1.94%		1.47%
Non-performing loans	$66,235		$61,809		$45,647		$39,776		$26,985
Allowance for loan losses/non-performing loans	48%		41%		56%		60%		67%
Non performing loans/gross loans	5.39%		4.99%		3.74%		3.25%		2.20%
Annualized net charge-offs/average loans	2.58%		1.89%		1.19%		3.02%		1.10%

Total interest-earning assets	$1,593,287		$1,681,065		$1,731,271		$1,512,909		$1,466,454
Other real estate owned	$19,582		$7,142		$5,032		$4,323		$4,648
Other repossessed assets	$473		$431		$407		$601		$635
Goodwill and intangibles, net of accumulated amortization	$13,417		$13,806		$14,225		$8,170		$8,305

Interest-bearing deposits:
NOW accounts	$177,955		$180,952		$174,524		$142,291		$148,362
Money market	208,919		217,534		204,974		102,486		130,910
Savings deposits	129,021		127,502		114,806		73,832		48,505
Time deposits	643,702		686,594		759,061		688,675		649,902
Non-interest bearing deposits	174,027		182,236		183,095		128,384		135,518
Total deposits	$1,333,624		$1,394,818		$1,436,460		$1,135,668		$1,113,197

Tax equivalent net interest margin	2.86%		2.78%		2.65%		2.85%		3.18%
Loss allocated to common shareholders / average assets	(1.97	) %	(1.23	) %	(0.95	) %	(3.35	) %	(0.56	) %
Loss on average equity	(28.78	) %	(16.72	) %	(11.56	) %	(48.77	) %	(8.77	) %
Non-interest expense/tax equivalent net interest income and non-interest income	92.56%		114.87%		101.47%		176.36%		91.08%

Average common shares outstanding	14,828,133		14,815,798		14,801,339		14,793,827		14,787,201
End of quarter shares outstanding	14,888,083		14,895,143		14,895,143		14, 895,143		14,890,721
Total equity	$104,302		$111,968		$117,852		$121,114		$97,680
Book value per common share	$4.75		$5.28		$5.69		$5.92		$6.56
Tangible book value per common share	$3.85		$4.35		$4.73		$5.37		$6.00
Tier 1 capital to average assets	5.7%		6.4%		6.9%		8.9%		7.6%
Tier 1 capital to risk weighted assets	7.8%		8.9%		9.1%		11.3%		9.4%
Total capital to risk weighted assets	9.1%		10.1%		10.4%		12.6%		10.7%

Total assets	$1,717,622		$1,797,081		$1,836,526		$1,610,114		$1,563,466

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended September 30, 2009			Quarter Ended September 30, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,242,296	$17,281	5.52%	$1,210,300	$19,718	6.48%
Investments	350,981	3,035	3.43%	188,814	2,194	4.62%
Money Market Mutual Funds	4,925	2	0.16%	-	-	0.00%
Interest bearing deposits	27,279	18	0.26%	1,151	7	2.27%
Federal Home Loan Bank stock	10,447	44	1.67%	10,863	78	2.87%
Fed funds sold and securities purchased under agreements to resell	1,811	-	0.00%	55,680	282	2.11%
Total interest earning assets	1,637,739	20,380	4.94%	1,466,808	22,279	6.04%
Non-interest earning assets	124,658			94,360
Total assets	$1,762,397			$1,561,168

Interest bearing liabilities:
NOW	$186,597	$311	0.66%	$178,698	$712	1.59%
Money market	208,176	646	1.23%	143,737	753	2.08%
Savings	127,136	591	1.84%	48,850	125	1.02%
Time	666,856	5,053	3.01%	603,353	6,197	4.09%
Total interest-bearing deposits	1,188,765	6,601	2.20%	974,638	7,787	3.18%
Short-term borrowings and FHLB advances	202,213	1,284	2.52%	260,207	1,958	2.99%
Long-term borrowings	63,000	679	4.28%	63,000	821	5.18%
Total interest bearing liabilities	1,453,978	8,564	2.34%	1,297,845	10,566	3.24%

Non-interest bearing deposits	178,795			142,839
Other liabilities	18,009			20,819
Shareholders’ equity	111,615			99,665
Total liabilities and shareholders’ equity	$1,762,397			$1,561,168

Net interest income and spread		$11,816	2.60%		$11,713	2.80%

Net interest margin			2.86%			3.18%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE BALANCES AND YIELDS
 (Dollars in thousands)

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,232,380	$52,476	5.69%	$1,172,173	$59,148	6.74%
Investments	340,660	9,445	3.71%	174,337	6,209	4.76%
Money Market Mutual Funds	41,817	132	0.42%	-	-	0.00%
Interest bearing deposits	32,742	58	0.24%	2,478	50	2.71%
Federal Home Loan Bank stock	11,168	25	0.30%	9,370	330	4.71%
Fed funds sold and securities purchased under agreements to resell	3,916	5	0.17%	69,795	1,338	2.56%
Total interest earning assets	1,662,683	62,141	5.00%	1,428,153	67,075	6.27%
Non-interest earning assets	121,743			95,131
Total assets	$1,784,426			$1,523,284

Interest bearing liabilities:
NOW	$181,601	$954	0.70%	$183,947	$2,601	1.89%
Money market	192,357	2,145	1.49%	164,444	3,128	2.54%
Savings	113,739	1,549	1.82%	50,232	436	1.16%
Time	707,882	17,003	3.21%	559,959	18,629	4.44%
Total interest-bearing deposits	1,195,579	21,651	2.42%	958,582	24,794	3.45%
Short-term borrowings and FHLB advances	216,688	4,019	2.48%	229,503	5,661	3.29%
Long-term borrowings	63,000	2,123	4.51%	63,000	2,545	5.40%
Total interest bearing liabilities	1,475,267	27,793	2.52%	1,251,085	33,000	3.52%

Non-interest bearing deposits	172,847			151,566
Other liabilities	18,020			19,930
Shareholders’ equity	118,292			100,703
Total liabilities and shareholders’ equity	$1,784,426			$1,523,284

Net interest income and spread		$34,348	2.48%		$34,075	2.75%

Net interest margin			2.76%			3.19%

_______ * Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Impaired loans are as follows:

	September 30, 2009	June 30, 2009
Loans with no allocated allowance for loan losses	$28,858	$37,112
Loans with allocated allowance for loan losses	87,763	66,493
Total	$116,621	$103,605

Amount of the allowance for loan losses allocated	$15,101	$8,484

Nonaccrual loans include above are as follows:

	As of September 30, 2009		As of June 30, 2009
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	35	$8,187	24	$5,138
Commercial 1-4 family investment	15	14,652	12	9,313
Commercial and agricultural	5	669	6	596
Commercial real estate	23	21,025	18	10,714
Land development	8	20,353	13	34,583
Government guaranteed loans	2	143	2	145
Indirect auto, auto and consumer loans	111	1,206	121	1,320
Total		$66,235		$61,809

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at June 30, 2009	$60,489
Returned to accrual	(1,612)
Net principal paid down on nonaccrual loans	(2,894)
Charge-downs	(6,246)
Loans foreclosed	(15,475)
Loans placed on nonaccrual	30,767
Nonaccrual loans at September 30, 2009	$65,029

OREO Activity

OREO as of June 30, 2009	$7,142
Real estate acquired	15,475
Write-down of value	(606)
Transfer to facilities used in operations	-
Property sold	(2,423)
Other	(6)
OREO as of September 30, 2009	$19,582

OREO Analysis as of September 30, 2009
Property Description	Original Loan Amount	Original LTV	Carrying Value at September 30, 2009
Seven developed commercial lots	$13,500	50%	$9,111
Six 1-4 family residential condominiums (new construction)	7,066	72%	4,922
Other land (5 lots – 4 loans)			2,571
Commercial real estate (3 loans)			2,107
Other 1-4 family residential (4 loans)			871
		Total	$19,582